Newell Brands Announces Second Quarter 2026 Results
Returns to Sales Growth for the First Time in Over Four Years
Results Exceed Expectations Across All Key Metrics
Raises Full Year Outlook

ATLANTA, GA – July 31, 2026 – Newell Brands (NASDAQ: NWL) today announced its second quarter 2026 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Newell Brands returned to year-over-year growth in both net sales and core sales in the second quarter, marking an important milestone in our turnaround. The improvement was broad-based across the portfolio and reflects stronger innovation, higher levels of advertising and promotional support and vastly improved go-to-market capabilities we have built over the past several years. These investments have strengthened the capabilities required to win in our industry and established a solid foundation upon which, we believe, profitable growth can be achieved and sustained in the years ahead."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Second quarter results were above our expectations across all key financial metrics as stronger sales, gross productivity and disciplined overhead management more than offset higher-than-anticipated commodity and transportation costs. Based on our second quarter performance, including the IEEPA tariff refund P&L benefit we recorded during the quarter and the cash refund we expect to receive during the second half of the year, and improving top line trends we are raising our full-year outlook for net and core sales growth, normalized operating margin, normalized earnings per share and operating cash flow."

Second Quarter 2026 Highlights
–Net sales were $2.0 billion, an increase of 3.0% compared with the prior year period. Core sales grew 2.3% compared with the prior year period.
–Gross margin increased to 40.7% compared with 35.4% in the prior year period. Normalized gross margin increased to 40.8% compared with 35.6% in the prior year period.
–Operating margin improved to 14.2% compared with 8.8% in the prior year period. Normalized operating margin increased to 16.2% compared with 10.7% in the prior year period.
–Net income was $106 million compared with $46 million in the prior year period. Normalized net income was $180 million compared with $101 million in the prior year period.
–Diluted EPS was $0.25 compared with $0.11 in the prior year period. Normalized diluted EPS was $0.42 compared with $0.24 in the prior year period.
–Second quarter reported and normalized results included approximately $100 million pretax, or approximately $76 million after tax, from tariff recoveries related to IEEPA tariffs that were expensed in 2025. The impact is equivalent to approximately $0.17 per diluted share. In addition, second quarter normalized results included approximately $26 million pretax, or approximately $19 million after tax from tariff recoveries related to IEEPA that were expensed in the first quarter of 2026. The impact is equivalent to approximately $0.04 per diluted share.
–Normalized EBITDA increased to $406 million compared with $280 million in the prior year period.
–Raised full year 2026 outlook across all key metrics.
–Subsequent to quarter end, entered into a new $800 million asset-based revolving credit facility, replacing the existing secured revolving credit facility and extended general maturity to 2031.

Second Quarter 2026 Operating Results

Net sales were $2.0 billion, an increase of 3.0% compared with the prior year period, reflecting core sales growth of 2.3% and favorable foreign exchange.

Gross margin was 40.7% compared with 35.4% in the prior year period. Results included approximately $100 million of pretax tariff recovery related to IEEPA tariffs expensed in 2025 and approximately $26 million of pretax recovery related to IEEPA tariffs expensed in the first quarter of 2026. Gross profit also benefited slightly from higher sales and gross productivity savings which more than offset higher inflation costs. Normalized gross margin was 40.8% compared with 35.6% in the prior year period.

Operating income was $283 million compared with $171 million in the prior year period. Operating margin was 14.2% compared with 8.8% in the prior year period. Normalized operating income was $324 million, or 16.2% of sales, compared with $208 million, or 10.7% of sales, in the prior year period. The year-over-year increase primarily reflected higher gross profit partially offset by higher advertising and promotion spending.

Net interest expense was $87 million compared with $82 million in the prior year period.

Income tax provision was $89 million compared with $25 million in the prior year period. The normalized income tax provision was $65 million compared with $24 million in the prior year period.

Net income was $106 million compared with $46 million in the prior year period. Normalized net income was $180 million compared with $101 million in the prior year period. Normalized EBITDA was $406 million compared with $280 million in the prior year period.

Diluted EPS was $0.25 compared with $0.11 in the prior year period. Normalized diluted EPS was $0.42 compared with $0.24 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash outflow was $204 million compared with $271 million in the prior year period primarily driven by working capital improvements and a lower incentive compensation payment. The tariff recovery did not benefit second-quarter operating cash flow as it had not been collected as of quarter end.

At the end of the second quarter of 2026, Newell Brands had debt outstanding of $5.0 billion and cash and cash equivalents of $209 million, compared with $5.1 billion and $219 million, respectively, at the end of the second quarter of 2025.

Subsequent to the end of the second quarter, the Company entered into a new $800 million asset-based revolving credit facility, replacing the existing secured revolving credit facility and extended general maturity to 2031.

Second Quarter 2026 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $903 million compared with $892 million in the prior year period, reflecting a core sales decline of 0.4%, as well as the impact of favorable foreign exchange. Core sales growth in the Kitchen and Home Fragrance businesses was more than offset by a core sales decline in the Commercial business. Operating income was $49 million, or 5.4% of sales, compared with $24 million, or 2.7% of sales, in the prior year period. Normalized operating income was $68 million, or 7.5% of sales, compared with $44 million, or 4.9% of sales, in the prior year period.

The Learning & Development segment generated net sales of $851 million compared with $809 million in the prior year period, reflecting core sales growth of 4.9%, as well as the impact of favorable foreign exchange. Core sales increased in both the Baby and Writing businesses. Operating income was $308 million, or 36.2% of sales, compared with $202 million, or 25.0% of sales, in the prior period. Normalized operating income was $314 million, or 36.9% of sales, compared with $207 million, or 25.6% of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $240 million compared with $234 million in the prior year period, reflecting core sales growth of 3.7%, as well as the impact of unfavorable foreign exchange. Operating income was $4 million, or 1.7% of sales, compared with $8 million, or 3.4% of sales, in the prior year period. Normalized operating income was $9 million, or 3.8% of sales, compared with $13 million, or 5.6% of sales in the prior year period.

Outlook

The Company initiated its outlook for the third quarter and raised its outlook for the full year 2026. The higher outlook reflects second quarter performance and the latest expectations for the balance of the year, including current-year tariff and inflationary impacts.

Q3 2026 Outlook
Net Sales	2% to 3%
Core Sales	2% to 3%
Normalized Operating Margin	9.5% to 10.2%
Normalized EPS	$0.18 to $0.20

	Updated Full Year 2026 Outlook	Previous Full Year 2026 Outlook
Net Sales	1% to 2%	Flat to 2%
Core Sales	Flat to 1%	(1%) to 1%
Normalized Operating Margin	10.0% to 10.4%	8.6% to 9.2%
Normalized EPS	$0.73 to $0.77	$0.56 to $0.60

The Company increased its outlook for full year 2026 operating cash flow to around $400 million. The updated full-year operating cash flow outlook assumes receipt of substantially all of the IEEPA tariff recovery before year-end and also reflects the updated inflation outlook.

The Company has presented forward-looking statements regarding core sales, normalized operating margin and normalized EPS. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized EPS to the most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ second quarter 2026 earnings conference call will be held today, July 31, at 7:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the Company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the Company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, planned divestitures, retail store openings and closings, certain market and category exits, changes in foreign exchange and customer returns due to a product recall from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions, divestitures and planned divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, "normalized" overheads, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses; impairment charges; amortization of acquisition-related intangible assets; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; hyperinflationary adjustments and one-time and other events such as expenses related to certain legal proceedings, costs related to the extinguishment of debt; certain tax benefits and charges; pension settlement charges; costs related to a product recall; certain facility fire related costs; write-off of assets not placed into service and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The Company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

The Company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the Company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Joanne Freiberger	Danielle Clark
SVP, Investor Relations & Chief Communications Officer	Director, External Communications
+1 (727) 947-0891	+1 (404) 783-0419
joanne.freiberger@newellco.com	danielle.clark@newellco.com

Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•the Company’s ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailers' inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•the Company’s dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•the Company’s ability to improve productivity, reduce complexity and streamline operations;
•risks related to the Company’s substantial indebtedness and current leverage profile, ability to refinance bond maturities on favorable terms, or at all, and potential increases in interest rates or changes in the Company’s credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•the impact on the Company’s operations and financial condition resulting from current global macroeconomic environment, including the impact of tariffs imposed by the U.S. and retaliatory tariffs imposed by foreign countries, and the Company’s ability to effectively execute its mitigation plans, including securing receipt of tariff refunds and defending related litigation
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of the Company’s customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts including those between Russia and Ukraine and in the Middle East;

•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation and oil price volatility, and the Company’s ability to offset cost increases through pricing and productivity in a timely manner;
•the Company’s ability to effectively execute its turnaround plan, including the Productivity Plan announced in December 2025 and other restructuring and cost saving initiatives;
•the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of the Company’s assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•the Company’s ability to maintain effective internal control over financial reporting;
•risk associated with the use of artificial intelligence in the Company’s operations and the Company’s ability to properly manage such use;
•a failure or breach of one of the Company’s key information technology systems, networks, processes or related controls or those of the Company’s service providers;
•the impact of United States and foreign regulations on the Company’s operations, including environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•the Company’s ability to protect its intellectual property rights;
•the impact of climate change and the increased focus of governmental and non-governmental organizations and customers on sustainability issues, as well as external expectations related to environmental, social and governance considerations;
•significant increases in the funding obligations related to the Company’s pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The Company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Net sales	$1,994	$1,935	3.0%	$3,543	$3,501	1.2%
Cost of products sold	1,182	1,250		2,218	2,313
Gross profit	812	685	18.5%	1,325	1,188	11.5%
Selling, general and administrative expenses	519	508	2.2%	991	979	1.2%
Restructuring costs, net	10	6		17	17
Operating income	283	171	65.5%	317	192	65.1%
Non-operating expenses:
Interest expense, net	87	82		171	154
Loss on extinguishment and modification of debt	—	13		—	13
Other expense, net	1	5		12	9
Income before income taxes	195	71	NM	134	16	NM
Income tax provision	89	25		61	7
Net income	$106	$46	NM	$73	$9	NM

Weighted average common shares outstanding:
Basic	425.2	417.8		423.4	417.3
Diluted	430.2	420.9		430.0	421.8
Earnings per share:
Basic	$0.25	$0.11		$0.17	$0.02
Diluted	$0.25	$0.11		$0.17	$0.02

Dividends per share	$0.07	$0.07		$0.14	$0.14
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$209	$203
Accounts receivable, net	1,025	987
Inventories	1,491	1,281
Prepaid expenses and other current assets	483	237
Total current assets	3,208	2,708
Property, plant and equipment, net	1,175	1,209
Operating lease assets	448	453
Goodwill	3,086	3,101
Other intangible assets, net	1,578	1,634
Deferred income taxes	787	825
Other assets	779	785
Total assets	$11,061	$10,715

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,054	$931
Other accrued liabilities	1,364	1,464
Short-term debt and current portion of long-term debt	470	130
Total current liabilities	2,888	2,525
Long-term debt	4,536	4,543
Deferred income taxes	31	50
Operating lease liabilities	422	433
Other noncurrent liabilities	733	773
Total liabilities	8,610	8,324

Total stockholders' equity	2,451	2,391
Total liabilities and stockholders' equity	$11,061	$10,715

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$73	$9
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	157	154
Deferred income taxes	1	23
Stock based compensation expense	37	33
Loss on extinguishment and modification of debt	—	13
Other, net	(4)	(9)
Changes in operating accounts:
Accounts receivable	(38)	(148)
Inventories	(213)	(59)
Prepaid expenses and other current assets	(237)	14
Accounts payable	126	(39)
Accrued liabilities and other, net	(106)	(262)
Net cash used in operating activities	(204)	(271)
Cash flows from investing activities:
Capital expenditures	(84)	(118)
Proceeds from settlement of swaps	14	15
Other investing activities, net	4	11
Net cash used in investing activities	(66)	(92)
Cash flows from financing activities:
Proceeds from short-term debt, net	340	455
Payments on current portion of long-term debt	—	(1,235)
Net proceeds from issuance of long-term debt	—	1,235
Debt extinguishment and modification costs	—	(9)
Cash dividends	(66)	(60)
Other financing activities, net	9	(4)
Net cash provided by financing activities	283	382
Exchange rate effect on cash, cash equivalents and restricted cash	—	4
Increase in cash, cash equivalents and restricted cash	13	23
Cash, cash equivalents and restricted cash at beginning of period	220	219
Cash, cash equivalents and restricted cash at end of period	$233	$242

Supplemental disclosures:
Restricted cash at beginning of period	$17	$21
Restricted cash at end of period	24	23

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

The following tables present a reconciliation of certain non-GAAP financial measures to the most directly comparable financial measures in accordance with GAAP for the three and six months ended June 30, 2026 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating the Company’s performance and operating results absent the effect of certain items that are deemed to be stand-alone items apart from the Company’s core operations (“Normalized Adjustments”). While these costs or gains are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges or gains have occurred in prior periods.

Normalized Adjustments in 2026 and 2025 include the following:

Restructuring and restructuring-related costs
The company incurs restructuring and restructuring-related costs in connection with various discrete initiatives, including our Global Productivity Plan announced in December 2025, previously disclosed initiatives such as our Realignment Plan in 2024 as well as other discrete actions. Restructuring charges primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains or losses and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. Restructuring charges primarily related to the Global Productivity Plan and Realignment Plan for the three and six months ended June 30, 2026 and 2025, respectively.

Amortization expense and impairments of acquired intangible assets	Represents the amortization expense and impairment charges associated with acquired intangible assets.
Argentina hyperinflationary currency movements	Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy.
(Gain) loss on divestitures and transaction costs	Represents the gain or loss on disposal of business or investment, which represents the difference between the fair value (less costs to sell) and carrying value of the business or investment being disposed, as well as transaction costs associated with acquisitions and divestitures.
Other adjustments	Primarily includes loss on extinguishment and modification of debt, recall costs for certain French Door Countertop Ovens, fire-related costs, net of insurance recoveries, gain or loss on pension settlement and expenses related to that legal proceeding in U.S. Tax Court which is disclosed in Footnote 10 (Income Taxes) to our condensed consolidated financial statements contained in our most recent quarterly report on Form 10-Q.
Normalized income tax adjustments
The Company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year-to-date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. In addition, normalized income tax adjustments includes the income tax expense ($26 million and $20 million, for the three months ended June 30, 2026 and 2025, respectively, $21 million and $22 million for the six months ended June 30, 2026 and 2025, respectively) that results from the amortization of a prior year normalized tax benefit. The three and six months ended June 30, 2025 also includes a net charge of $4 million related to certain discrete items including (1) an incremental tax charge relating to the Company's transition tax associated with the implementation of the Tax Cuts and Jobs Act in 2017 and (2) remeasurement of deferred taxes resulting from change in a U.S. income tax rate and surrender of insurance policies previously accounted for as a permanent difference.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Gross profit, as reported under GAAP	$812	$685	$1,325	$1,188
As a % of net sales	40.7%	35.4%	37.4%	33.9%

Normalized Adjustments:
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	1	—	1	1
Duplicative costs pending facility closure or exit of business activity	—	1	—	3
Argentina hyperinflationary charge	—	2	1	4
Other, net	—	—	1	—
Normalized gross profit	$813	$688	$1,328	$1,196
As a % of net sales	40.8%	35.6%	37.5%	34.2%

Operating income, as reported under GAAP	$283	$171	$317	$192
As a % of net sales	14.2%	8.8%	8.9%	5.5%

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	9	6	15	17
Contract termination and other costs	1	—	2	—
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	3	—	12
Duplicative costs pending facility closure or exit of business activity	1	3	2	8
Amortization of acquired intangible assets	24	23	48	46
Argentina hyperinflationary charge	—	2	1	4
Other, net	6	—	13	—
Total normalized adjustments to operating income, as reported under GAAP	41	37	81	87
Normalized operating income	$324	$208	$398	$279
As a % of net sales	16.2%	10.7%	11.2%	8.0%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Income before income taxes, as reported under GAAP	$195	$71	$134	$16

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	9	6	15	17
Contract termination and other costs	1	—	2	—
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	3	—	12
Duplicative costs pending facility closure or exit of business activity	1	3	2	8
Amortization of acquired intangible assets	24	23	48	46
Argentina hyperinflationary charge	2	5	2	8
Other, net	13	14	21	14
Normalized income before income taxes	$245	$125	$224	$121

Income tax provision, as reported under GAAP	$89	$25	$61	$7
Effective income tax rates, as reported under GAAP	45.6%	35.2%	45.5%	43.8%

Normalized income tax adjustments	(24)	(1)	4	19
Normalized income tax provision	$65	$24	$65	$26
Effective income tax rates, as adjusted	26.5%	19.2%	29.0%	21.5%

Net income, as reported under GAAP	$106	$46	$73	$9

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	9	6	15	17
Contract termination and other costs	1	—	2	—
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	3	—	12
Duplicative costs pending facility closure or exit of business activity	1	3	2	8
Amortization of acquired intangible assets	24	23	48	46
Argentina hyperinflationary charge	2	5	2	8
Other, net	13	14	21	14
Normalized income tax adjustments	24	1	(4)	(19)
Total normalized adjustments, net of tax	74	55	86	86
Normalized net income	$180	$101	$159	$95

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Weighted average common shares outstanding:
Basic	425.2	417.8	423.4	417.3
Diluted	430.2	420.9	430.0	421.8

Diluted earnings per share, as reported under GAAP	$0.25	$0.11	$0.17	$0.02

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	0.02	0.01	0.03	0.04
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	0.01	—	0.03
Duplicative costs pending facility closure or exit of business activity	—	0.01	—	0.02
Amortization of acquired intangible assets	0.06	0.05	0.11	0.11
Argentina hyperinflationary charge	—	0.01	—	0.02
Other, net	0.03	0.04	0.05	0.04
Normalized income tax adjustments	0.06	—	(0.01)	(0.05)
Normalized diluted earnings per share *	$0.42	$0.24	$0.37	$0.23
*Totals may not add due to rounding

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

SEGMENT REPORTING

	Three Months Ended June 30, 2026						Three Months Ended June 30, 2025						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$903	$49	5.4%	$19	$68	7.5%	$892	$24	2.7%	$20	$44	4.9%	$11	1.2%	$24	54.5%
Learning and Development	851	308	36.2%	6	314	36.9%	809	202	25.0%	5	207	25.6%	42	5.2%	107	51.7%
Outdoor and Recreation	240	4	1.7%	5	9	3.8%	234	8	3.4%	5	13	5.6%	6	2.6%	(4)	(30.8)%
Corporate	—	(78)	—%	11	(67)	—%	—	(63)	—%	7	(56)	—%	—	—%	(11)	(19.6)%
	$1,994	$283	14.2%	$41	$324	16.2%	$1,935	$171	8.8%	$37	$208	10.7%	$59	3.0%	$116	55.8%

	Six Months Ended June 30, 2026						Six Months Ended June 30, 2025						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$1,683	$46	2.7%	$40	$86	5.1%	$1,704	$22	1.3%	$42	$64	3.8%	$(21)	(1.2)%	$22	34.4%
Learning and Development	1,445	416	28.8%	10	426	29.5%	1,381	300	21.7%	10	310	22.4%	64	4.6%	116	37.4%
Outdoor and Recreation	415	(3)	(0.7)%	10	7	1.7%	416	3	0.7%	10	13	3.1%	(1)	(0.2)%	(6)	(46.2)%
Corporate	—	(142)	—%	21	(121)	—%	—	(133)	—%	25	(108)	—%	—	—%	(13)	(12.0)%
	$3,543	$317	8.9%	$81	$398	11.2%	$3,501	$192	5.5%	$87	$279	8.0%	$42	1.2%	$119	42.7%

[1]Refer to Total normalized adjustments to operating income, as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and six months ended June 30, 2026 and 2025 in this release for further information.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended June 30, 2026				Six Months Ended June 30, 2026
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]

Home and Commercial Solutions	1.2%	0.3%	(1.9)%	(0.4)%	(1.2)%	0.3%	(2.6)%	(3.5)%
Learning and Development	5.2%	0.2%	(0.5)%	4.9%	4.6%	0.2%	(1.1)%	3.7%
Outdoor and Recreation	2.6%	1.0%	0.1%	3.7%	(0.2)%	0.9%	(1.1)%	(0.4)%
Total Company	3.0%	0.3%	(1.0)%	2.3%	1.2%	0.3%	(1.8)%	(0.3)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended June 30, 2026				Six Months Ended June 30, 2026
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]

North America	4.4%	0.4%	0.1%	4.9%	1.4%	0.4%	(0.1)%	1.7%
International	0.3%	0.2%	(3.2)%	(2.7)%	0.9%	0.2%	(5.2)%	(4.1)%
Total Company	3.0%	0.3%	(1.0)%	2.3%	1.2%	0.3%	(1.8)%	(0.3)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, divestitures, planned divestitures, retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]"Divestitures and other, net" includes certain product line exits, planned divestitures and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2026 reported sales and is calculated by applying the 2025 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NORMALIZED EBITDA RECONCILIATION

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2026	2025	$	%	2026	2025	$	%

Net income, as reported under GAAP [1]	$106	$46	$60	NM	$73	$9	$64	NM
Total normalized adjustments, net of tax [2]	74	55			86	86
Normalized net income [2]	180	101			159	95

Normalized income tax [3]	65	24			65	26
Interest expense, net [1]	87	82			171	154
Normalized depreciation and amortization [2] [4] [5]	54	56			109	108
Stock-based compensation [4]	20	17			37	33
Normalized EBITDA [6]	$406	$280	$126	45.0%	$541	$416	$125	30.0%
*NM - NOT MEANINGFUL

[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and six months ended June 30, 2026 and 2025 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and six months ended June 30, 2026 and 2025 in this release.
[3]Refer to Normalized income tax provision in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and six months ended June 30, 2026 and 2025 in this release.
[4]Refer to "Condensed Consolidated Statement of Cash Flows (Unaudited)" for the six months ended June 30, 2026 and 2025 in this release.
[5]Normalized depreciation and amortization exclude the amortization of acquired intangibles. For the three months ended June 30, 2026 and 2025 excludes $24 million and $23 million, respectively and $48 million and $46 million for the six months ended June 30, 2026 and 2025, respectively.
[6]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NET DEBT AND TRAILING-TWELVE MONTHS NORMALIZED EBITDA RECONCILIATION

	Trailing-twelve months ended June 30, 2026	Twelve months ended December 31, 2025	Trailing-twelve months ended June 30, 2025
Net debt reconciliation:
Short-term debt and current portion of long-term debt	$470	$130	$542
Long-term debt	4,536	4,543	4,535
Gross debt	5,006	4,673	5,077
Less: Cash and cash equivalents	209	203	219
Net debt [1]	$4,797	$4,470	$4,858

Net loss, as reported under GAAP	$(221)	$(285)	$(243)

Normalized adjustments:
Restructuring:
Severance and other employee termination costs	58	60	25
Contract termination and other costs	4	2	1
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	5	17	26
Duplicative costs pending facility closure or exit of business activity	6	12	14
Consulting costs	(1)	(1)	2
Amortization of acquired intangible assets	94	92	95
Impairment of acquired intangible assets	340	340	345
(Gain) loss on divestitures and transaction costs	(2)	(6)	9
Argentina hyperinflationary charge	10	16	16
Other, net	46	43	24
Normalized income tax adjustments	(35)	(50)	(81)
Total normalized adjustments, net of tax	525	525	476
Normalized net income	304	240	233

Normalized income tax	73	34	56
Interest expense, net	338	321	301
Normalized depreciation and amortization [2]	220	219	218
Stock based compensation expense	72	68	74
Normalized EBITDA	$1,007	$882	$882

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Normalized depreciation and amortization excludes from GAAP depreciation and amortization acquisition amortization expense of $94 million and $95 million associated with amortization of intangible assets recognized in purchase accounting for the trailing-twelve months ended June 30, 2026 and 2025, respectively and $92 million for the twelve months ended December 31, 2025.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NORMALIZED OVERHEADS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Selling, general and administrative expenses, as reported under GAAP [1]	$519	$508	$991	$979

Normalized Adjustments: [2]
Amortization of acquired intangible assets	24	23	48	46
Restructuring-related costs	—	5	1	16
Transactions costs and other	6	—	12	—
Normalized selling, general and administrative expenses	489	480	930	917

Advertising and promotion costs	114	105	196	182

Normalized overheads [3]	$375	$375	$734	$735
As a % of net sales	18.8%	19.4%	20.7%	21.0%

[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and six months ended June 30, 2026 and 2025 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and six months ended June 30, 2026 and 2025 in this release.
[3]Normalized overheads is calculated as selling, general and administrative expenses as reported under GAAP adjusted for certain items that are deemed stand-alone items apart from the Company's core operations ("Normalized Adjustments") and excluding advertising and promotion costs. Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and six months ended June 30, 2026 and 2025 in this release for further information.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending September 30, 2026			Twelve Months Ending December 31, 2026
Estimated net sales change (GAAP)	2%	to	3%	1%	to	2%
Estimated currency impact [1] and divestitures and other, net [2]	Flat			-1%
Core sales change (Non-GAAP) [3]	2%	to	3%	Flat	to	1%

[1]“Currency Impact” represents the effect of foreign currency on 2026 estimated sales and is calculated by applying the 2025 average monthly exchange rates to the current year local currency sales amounts (excluding divestitures and planned divestitures) and comparing to 2025 sales.
[2]"Divestitures and other, net" includes certain product line exits, planned divestitures, returns related to the French Door Countertop Ovens recall (within the Home and Commercial Solutions segment) and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.